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                                                                    EXHIBIT 19.1

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Sky Financial Group, Inc.
Bowling Green, Ohio

We have audited the accompanying supplemental consolidated balance sheets of Sky Financial Group, Inc. (formerly known as Citizens Bancshares, Inc.) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Mid Am, Inc., which statements reflect total assets constituting 55% and 59% of the related 1997 and 1996 totals and net income constituting 58%, 55% and 57% of the related 1997, 1996 and 1995 totals. We also did not audit the financial statements of Century Financial Corporation, which statements reflect total assets constituting 12% and 11% of the related 1997 and 1996 totals and net income constituting 8%, 10% and 10% of the related 1997, 1996 and 1995 totals. The Mid Am, Inc. and Century Financial Corporation financial statements were audited by other auditors, whose reports dated January 19, 1998 and January 16, 1998, respectively, thereon have been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for Mid Am, Inc. and Century Financial Corporation in the supplemental consolidated financial statements, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the mergers on October 2, 1998 with Mid Am, Inc., on May 12, 1998 with Century Financial Corporation and on March 6, 1998 with UniBank, which have been accounted for as poolings of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Sky Financial Group, Inc. after the consolidated financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
October 9, 1998